EXHIBIT 3.5

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,

PREFERENCES AND RIGHTS OF CLASS C CONVERTIBLE

PREFERRED STOCK

OF

NESS TECHNOLOGIES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

                                The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Ness Technologies, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article FOURTH of the Corporation’s Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                                RESOLVED:  That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 3,500,000 shares of Class C Convertible Preferred Stock of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

1.                             DESIGNATION AND AMOUNT.  The shares of such Class shall be designated “Class C Convertible Preferred Stock” (the “Class C Preferred Stock”) and the number of shares constituting such Class shall be 3,500,000.

2.                             DIVIDENDS.  The holders of the Class C Preferred Stock shall not be entitled to dividends with respect to the Class C Preferred Stock, except that the Corporation shall not declare or pay any dividend (other than a stock dividend or stock split) on Common Stock unless contemporaneously therewith a dividend is declared and paid on the Class C Preferred Stock in an amount per share of Class C Preferred Stock equal to the dividend per share declared on the Common Stock multiplied by the number of shares of Common Stock into which one share of Class C Preferred Stock is then convertible in accordance with the terms of this Certificate.

3.                             LIQUIDATION, DISSOLUTION OR WINDING UP.

(a)                           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the Corporations’s Class B Convertible Preferred Stock (the “Class B Preferred Stock”) and any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Class C Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount in cash equal to $13.00 per share plus any dividends thereon accrued or declared but unpaid, subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares (the “Liquidation Preference”).  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Class C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Class C Preferred Stock, and any class of stock ranking on liquidation on a parity with the Class C Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b)                           After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Class C Preferred Stock and any other class of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders in proportion to their holdings of Common Stock.

(c)                           The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

4.                             VOTING.

                                                In addition to any other rights provided by law and notwithstanding Article FOURTH of the Certificate of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of 66-2/3% of the outstanding shares of Class C Preferred Stock:

(a)           amend or repeal any provision of the Corporation’s Certificate of Incorporation or By-Laws in a manner adverse to the rights, preferences or privileges of the Class C Preferred Stock; or

(b)           authorize or effect after the date of first issuance of the Class C Preferred Stock (the “Class C Issuance Date”) the issuance by the Corporation of any shares of capital stock which is senior to the Class C Preferred Stock, or rights to acquire such capital stock other than (x) pursuant to options, warrants, conversion or subscription rights in existence on the Class C Issuance Date or (y) pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees of the Corporation or its subsidiaries in existence as of such date or thereafter approved by the Board of Directors.

5.                             OPTIONAL CONVERSION.

(a)                           Each share of Class C Preferred Stock may be converted at any time, at the option of the holder thereof, into a number of fully-paid and nonassessable shares of Common Stock equal to $13.00 divided by the Conversion Price then in effect (the “Conversion Rate”), provided, however, that on any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Class C Preferred Stock.  The initial Conversion Rate for the Class C Preferred Stock shall be one share of Common Stock for each one share of Class C Preferred Stock surrendered for conversion based on an initial Conversion Price of $13.00 per share of Common Stock.  The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

(b)                           The Corporation shall not issue fractions of shares of Common Stock upon conversion of Class C Preferred Stock or scrip in lieu thereof.  If any fraction of a share of Common Stock would, except for the provisions of this Section 5(b), be issuable upon conversion of any Class C Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

(c)                           Whenever the Conversion Rate and Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Class C Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment.  The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Class C

Preferred Stock at his or its address appearing on the stock register.  If such notice relates to an adjustment resulting from an event referred to in Section 6(g) hereof, such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 6(g) hereof.

(d)                           In order to exercise the conversion privilege, the holder of any Class C Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Class C Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Class C Preferred Stock represented by such certificates, or any number thereof.  Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Class C Preferred Stock or shares of Common Stock upon conversion thereof.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing.  The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date.  As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Class C Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Class C Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Class C Preferred Stock not converted.

(e)                           The Corporation shall at all times when the Class C Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Class C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class C Preferred Stock.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class C Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(f)                            All shares of Class C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of

Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.  Any shares of Class C Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Class C Preferred Stock accordingly.

6.                             ANTI-DILUTION PROVISIONS.

(a)                           In order to prevent dilution of the right granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6(a).  At any given time the Conversion Price, whether as the initial Conversion Price ($13.00 per share) or as last adjusted, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one share of Common Stock.  For purposes of this Section 6, the term “Number of Common Shares Deemed Outstanding” at any given time shall mean the sum of (x) the number of shares of Common Stock outstanding at such time and (y) the number of shares of the Common Stock deemed to be outstanding under paragraphs 6(b)(1) to (9), inclusive, at such time.

(b)                           Except as provided in Section 6(c), 6(d), 6(e) or 6(f) hereof, if and whenever on or after the Class C Issuance Date, the Corporation shall issue or sell, or shall in accordance with paragraphs 6(b)(1) to (9), inclusive, be deemed to have issued or sold, in one transaction or a series of related transactions, more than 300,000 shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon any such issue or sale (the “Triggering Transaction”), the Conversion Price shall, subject to paragraphs (1) to (9) of this Section 6(b), be reduced to an amount equal to the consideration per share of Common Stock received by the Corporation in the Triggering Transaction.

                                For purposes of determining the adjusted Conversion Price under this Section 6(b), the following paragraphs (1) to (9), inclusive, shall be applicable:

(1)               In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (3) below.

(2)               In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

(3)               If the purchase price provided for in any Options referred to in paragraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (1) or (2), or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in Sections 6(b) or 6(d)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  If the purchase price provided for in any Option referred to in paragraph (1) or the rate at which any Convertible Securities referred to in paragraphs (1)

or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

(4)               On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(5)               In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(6)               In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors.  In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

(7)               The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(b).

(8)               In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(9)               For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

(c)                           In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Class C Preferred Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend).  In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares issuable upon conversion of the Class C Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

(d)                           If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Class C Preferred Stock shall have the right to acquire and receive upon conversion of the Class C Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Class C Preferred Stock at the Conversion Price then in effect.  The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Class C Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.  If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Class C Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon conversion of the Class C Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.  For purposes hereof, the term “Affiliate” with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

(e)                           The provisions of this Section 6 shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 6(b)(1) to (9) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees of the Corporation or its subsidiaries in effect on the Class C Issuance Date or thereafter adopted by the Board of Directors and, if the amount of the employees’ stock options under all such plans is in excess of 10% of the outstanding Common Stock on a fully diluted basis, approved by a majority of the Directors of the Corporation designated by the holders of Class B Preferred Stock, (ii) pursuant to options, warrants, conversion rights and other rights to acquire shares of Common Stock in existence on the Class C Issuance Date, (iii) on conversion of the Class B Preferred Stock or the Class C Preferred Stock or the sale of any additional shares of Class B Preferred Stock or Class C Preferred Stock or (iv) in connection with financings or acquisitions approved by holders of 66-2/3% of the shares of Class B Preferred Stock.

(f)                            In the event that:

(1)               the Corporation shall declare any cash dividend upon its Common Stock, or

(2)               the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

(3)               the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

(4)               there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

(5)               there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Class C Preferred Stock:

(b)                                 at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

(c)                                  in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Class C Preferred Stock at the address of each such holder as shown on the books of the Corporation.

(g)                           If at any time or from time to time on or after the Class C Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under Section 6(b) hereof, then each holder of Class C Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 6(f)) and upon the terms applicable to such Purchase Rights either:

(a)                                  the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Class C Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Class C Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Class C Preferred Stock specifically to request delivery of such rights; or

(b)                                 in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

(h)                           If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Class C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in Section 6(c) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 6(c) hereof.

(i)                            No adjustment in the Conversion Price for the Class C Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such Conversion Price; provided, however, that any adjustments which by reason of this Section 6(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.

(j)                            If the Corporation consummates an underwritten public offering of Common Stock for the account of the Corporation and lists the Common Stock so offered on an internationally recognized securities exchange or Nasdaq (an “IPO”) at a price per share of Common Stock sold in such IPO (the “IPO Price”) that is lower than $14.95 (115% of the initial Conversion Price) (subject to adjustment for stock splits, stock dividends and the like subsequent to the Class C Issuance Date), the Conversion Price shall be reduced upon consummation of such IPO to the amount it would have been (taking into account the application of the other provisions of this Section 6) if the initial Conversion Price hereunder had been an amount equal to the IPO Price (adjusted for any stock splits, stock dividends and the like subsequent to the Class C Issuance Date) divided by 1.15.

7.                             MANDATORY CONVERSION; REDEMPTION.

(a)                           Upon the closing of an IPO and after giving effect to the provisions of Section 6(j), if applicable, the Class C Preferred Stock shall be either redeemed or converted to Common Stock, at the election of each of the holders thereof as between those alternatives, as provided herein, provided that, in the case of the redemption of such Class C Preferred Stock, concurrently with the closing of the IPO, each share of Class B Preferred Stock then outstanding is automatically converted into shares of Common Stock pursuant to the terms of the Certificate of Designations for the Class B Preferred Stock (the “Class B Certificate of Designation”).  If the Corporation proposes to effect an IPO that will cause the automatic conversion of the Class B Preferred Stock or at a time when no Class B Preferred Stock is outstanding, it shall give written notice of such intention (the “IPO Notice”) to each holder of Class C Preferred Stock (each, a “Class C Holder”), provided that no IPO Notice may be given prior to the filing of a registration statement or equivalent document with respect to such IPO.  If a Class C Holder gives written notice to the Corporation (a “Redemption Notice”) not later than 15 days after the giving of the IPO Notice electing to redeem its Class C Preferred Stock, then all outstanding shares of Class C Preferred Stock held by such Class C Holder shall be redeemed at a price of $13.00 per share (the “Redemption Price”) concurrently with the closing of the IPO and the automatic conversion of the Class B Preferred Stock.  Each share of Class C Preferred Stock with respect to which the Corporation has not received a Redemption Notice within such 15 day period, or if the Corporation is not then permitted to redeem Class C Preferred Stock by virtue of the provisions of the Class B Certificate of Designation and there is Class B Preferred Stock outstanding which will not be automatically converted into Common Stock upon an IPO, all shares of Class C Preferred Stock then outstanding, shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the Class C Preferred Stock concurrently with the closing of the IPO.  In addition, each share of Class C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such shares upon the vote to so convert of the Class C Holders holding 85% of the Class C Preferred Stock then outstanding.

(b)                           On the date fixed for conversion, all rights with respect to the Class C Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Class C Preferred Stock has been converted and payment of any accrued and unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing.  All certificates evidencing shares of Class C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Class C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Class C Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)                           On the date fixed for redemption, all rights with respect to the Class C Preferred Stock so redeemed will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive the Redemption Price therefor and payment of any accrued and unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing.  All certificates evidencing shares of Class C Preferred Stock which are required to be surrendered for redemption in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Class C Preferred Stock represented thereby converted into the right to receive the Redemption Price therefor, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Corporation shall cause the Redemption Price to be paid to such holder, or on his or its written order, as soon as practicable after the date of such redemption and the surrender of the certificate or certificates for Class C Preferred Stock as aforesaid.

8.                             GOVERNMENTAL APPROVALS.

                                If the approval or acquiescence of any governmental authority is required prior to the consummation of any conversion of Class C Preferred Stock to Common Stock as provided herein, then notwithstanding any other provision of this Certificate such conversion shall not take effect until the later to occur of the time otherwise provided herein and immediately after any such approval has been obtained or any waiting period with respect to any such acquiescence has expired without objection, and the Corporation and the holders of any Class C Preferred Stock subject to such conversion shall cooperate with each other and shall use their respective best efforts to obtain any such consent and/or acquiescence at the earliest practicable date.

[Signatures appear on the following page.]

                                IN WITNESS WHEREOF, Ness Technologies, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Class C Convertible Preferred Stock to be duly executed by the Chairman and Chief Executive Officer and Secretary of the Corporation this16thday of May, 2000.

NESS TECHNOLOGIES, INC.

By	/s/ Aharon Fogel
Name:	Aharon Fogel
Title:	Chairman and Chief
Executive Officer

By	/s/ Raviv Zoller
Name:	Raviv Zoller - C.F.O.
Title:	A. Secretary